Exhibit 10.1

FOOT LOCKER EXECUTIVE INCENTIVE CASH COMPENSATION PLAN

The Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (“Foot Locker” or the “Company”) has adopted the Foot Locker Executive Incentive Cash Compensation Plan (the “Plan”) as of March 28, 2018.

1.	Purpose of the Plan.

The purposes of the Plan are:

(a)     to reinforce corporate organizational and business development goals;

(b)     to promote the achievement of year-to-year and long-range financial and other business objectives such as customer engagement, high quality of service and product, improved productivity and efficiencies for the benefit of our customers’ satisfaction and to assure a reasonable return to Foot Locker’s shareholders; and

(c)     to reward the performance of officers and key employees in fulfilling their personal responsibilities for annual and long-term strategic objectives.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)     “Annual Base Salary” with respect to any Plan Year shall mean the total amount paid by Foot Locker and its subsidiaries to a participant during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Code, a qualified transportation arrangement under Section 132(f)(4) of the Code, or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a participant under the Foot Locker Long-Term Incentive Compensation Plan or any other incentive compensation or bonus payment or extraordinary remuneration, expense allowances, imputed income or any other amounts deemed to be indirect compensation, severance pay and any contributions made by Foot Locker to this or any other plan maintained by Foot Locker or any other amounts which, in the opinion of the Committee, are not considered to be Annual Base Salary for purposes of the Plan.

(b)     “Board” shall mean the Board of Directors of Foot Locker.

(c)     “Change in Control” shall mean any of the following: (i) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any person other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (ii) below; (ii) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any person acting in concert; or (iii) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(d)     “Committee” shall mean the Compensation and Management Resources Committee of the Board.

(e)     “Individual Target Award” shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 6 herein.

(f)      “Payment Date” shall mean the date selected by the Committee for payments under the Plan to be made following the finalization, review and approval of performance goal achievements for the Performance Period, which date shall be within two and one-half months following the end of the Performance Period.

(g)     “Performance Period” shall mean the period of one or more Plan Years as determined by the Committee, beginning with the Plan Year in which the award is made.

(h)     “Plan Year” shall mean Foot Locker’s fiscal year during which the Plan is in effect.

(i)     “Termination” shall mean: (1) a termination of service for reasons other than a military or personal leave of absence granted by the Company or a transfer of a Participant from or among the Company and a parent corporation as defined under Code Section 424(e) or a subsidiary or (2) when a subsidiary, which is employing a Participant, ceases to be a

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subsidiary.

3.	Administration of the Plan.

The Plan shall be administered by the Committee. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Committee shall also have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible participants; (ii) setting the performance criteria within the Plan guidelines; (iii) certifying attainment of performance goals and other material terms, and (iv) interpreting the Plan. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting Foot Locker or the financial statements of Foot Locker, or in response to changes in applicable laws, regulations, or accounting principles.

4.	Participation.

Participation in the Plan is limited to officers or key employees of Foot Locker or any subsidiary thereof, as selected by the Committee. In determining the persons to whom awards shall be granted, the Committee shall take into account such factors as the Committee shall deem appropriate in connection with accomplishing the purposes of the Plan. The Committee may from time to time designate additional participants who satisfy the criteria for participation as set forth herein and shall determine when an officer or key employee of Foot Locker ceases to be a participant in the Plan.

5.	Right to Payment.

Unless otherwise determined by the Committee in its sole discretion, a participant shall have no right to receive payment under the Plan unless the participant remains in the employ of Foot Locker or any subsidiary at all times through and including the Payment Date; provided, however, that notwithstanding any other provision of the Plan, the Committee may make a pro-rata payment following the end of the Performance Period to any participant in circumstances the Committee deems appropriate including, but not limited to a participant’s death, disability, Retirement, or other termination of employment during the Performance Period, provided the performance goals for the Performance Period are met. Furthermore, upon a Change in Control the Committee may, in its sole discretion, make a payment to any participant who is a participant at the time of such Change in Control, on the date of the Change in Control, or as soon as practicable thereafter, and prior to the end of the Performance Period (to the extent determinable), which is equal to or less than the pro-rata portion (through the date of the Change in Control) of the Individual Target Award based on (a) the actual performance results achieved relative to the Performance Period’s performance goals with respect to the period from the commencement of the Performance Period to the

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date of the Change in Control, and (b) the performance results that would have been achieved had the Performance Period’s Target been met for the balance of such Performance Period. Any pro-ration required hereunder shall be based on a fraction, the numerator of which is the number of months completed before the termination of employment or Change in Control, as the case may be, and the denominator of which is the number of months in the Performance Period.

Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Committee shall make a payment to any participant who is a participant at the time of such Change in Control and who has a Termination of employment other than for cause, as determined by the Committee, prior to the end of the Performance Period in an amount which is equal to the pro-rata portion (through the date of his or her Termination) of the Individual Target Award based on the actual performance results achieved for such Performance Period, which shall be payable at the same time as payments for such Plan Year are made to actively employed participants, as provided under Section 7 of the Plan.

6.	Payment.

(a)     Subject to Section 5 herein, payment to a participant under the Plan will be made in cash in an amount equal to the achieved percentage of such participant’s Annual Base Salary as determined by the Committee for each Performance Period. Such percentage shall be based on the participant’s achievement of his or her Individual Target Award. Payment shall be made only if and to the extent the performance goals with respect to the Performance Period are attained.

(b)     At the beginning of each Performance Period, the Committee shall establish all performance goals and the Individual Target Awards for such Performance Period and Foot Locker shall inform each participant of the Committee’s determination with respect to such participant for such Performance Period. Individual Target Awards shall be expressed as a percentage of such participant’s Annual Base Salary. At the time the performance goals are established, the Committee shall prescribe a formula to determine the percentages of the Individual Target Award which may be payable based upon the degree of attainment of the performance goals during the Plan Year.

(c)     Notwithstanding anything to the contrary contained in the Plan,

(1)     the performance goals in respect of awards granted to participants who are Covered Employees, shall be based on one or more of the following criteria:

(i)	the attainment of certain target levels of, or percentage increase in, pre-tax profit;

(ii)	the attainment of certain target levels of, or percentage increase in, division profit;

(iii)	the attainment of certain target levels of, or a percentage
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increase in, after-tax profits of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(iv)	the attainment of certain target levels of, or a specified increase in, operational cash flow of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(v)	the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, Foot Locker’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Foot Locker, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi)	the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations of Foot Locker (or a subsidiary, division or other operational unit of Foot Locker);

(vii)	the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization, of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(viii)	the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;

(ix)	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker);

(x)	the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker);

(xi)	the attainment of specific customer connected objectives determined by the Committee to be appropriate; or

(xii)	such other performance metrics as the Committee may, in its discretion, determine to be appropriate for a Performance Period.
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(2)     in no event shall (i) payment in respect of an award granted for any Performance Period of one year be made under the Plan to a participant in an amount which exceeds $6 million or (ii) payment in respect of an award granted for any Performance Period of two or more years be made under the Plan to a participant in an amount which exceeds $6 million. Subject to Section 3 of the Plan regarding certain adjustments, in connection with the establishment of the performance goals, the criteria listed above for Foot Locker (or any subsidiary, division or other operational unit of Foot Locker) shall be determined in accordance with generally accepted accounting principles consistently applied by Foot Locker, but before consideration of payments to be made pursuant to the Plan.

7.	Time of Payment.

All payments earned by participants under the Plan will be paid after performance goal achievements for the Plan Year have been finalized, reviewed, approved and certified by the Committee but in no event later than two and one-half months following the end of the applicable Plan Year. Foot Locker’s independent accountants shall, as of the close of the Plan Year, determine whether the performance goals have been achieved and communicate the results of such determination to the Committee.

8.	Miscellaneous Provisions.

(a)     A participant’s rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

(b)     In the case of a participant’s death, payment, if any, under the Plan shall be made to his or her designated beneficiary, or in the event no beneficiary is designated or surviving, to the participant’s estate.

(c)     Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ or service of Foot Locker or any subsidiary, division or other operational unit of Foot Locker.

(d)     Foot Locker shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

(e)     While Foot Locker does not guarantee any particular tax treatment, the Plan is designed and intended to be exempt from, or comply with, Section 409A of the Code and the applicable regulations thereunder and, accordingly, shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall Foot Locker be liable for any additional tax, interest or penalty that may be imposed on a participant pursuant to Section 409A of the Code or for any damages for failing to comply with Section 409A. In the event that any payment to a participant under the Plan is made on a Termination, such Termination shall not be deemed to have occurred with respect to any payment under the Plan that constitutes “non-qualified deferred compensation” under Section 409A of the Code unless such Termination is also a “separation from service” within the meaning of Section 409A of the Code. If a participant is deemed on the date of Termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B), then with regard to any payment under the Plan that constitutes “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment under the Plan shall be made at the date which is the earlier of (i) the first payroll date immediately following the expiration of the six-month period measured from the date of such separation from service and (ii) the date of the participant’s death.

(f)      The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant’s consent, under the award theretofore granted under the Plan.

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(g)     The Plan shall be binding on Foot Locker and its successors by operation of law.

(h)     The Plan is an “unfunded” plan providing incentive compensation and nothing contained herein shall give any participant any rights that are greater than those of a general unsecured creditor of Foot Locker.

(i)      The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the state in which Foot Locker is incorporated (regardless of the law that might otherwise govern under the applicable state law principles governing conflict of laws).

(j)      No award granted or payment made under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of Foot Locker or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent set forth in any such retirement or other benefit plan.

(k)     The provisions of awards need not be the same with respect to each participant, and such awards to individual participants need not be the same in subsequent years.

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